STATE OF NORTH CAROLINA	Exhibit 10.1
COUNTY OF DURHAM	THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Third Amendment”) is made and entered into as of the 6th day of October, 2004, by and between CANTERBURY HALL IC, LLC, a Delaware limited liability company (“Landlord”) [successor-in-interest to PetuIa Associates, Ltd., an Iowa corporation (“PetuIa”) and Principal Life Insurance Company, an Iowa corporation (“Principal”) as tenants-in-common (collectively, “Petula/Principal”)] and CLINFORCE, INC., a Delaware corporation (“Tenant”) [successor by name change to Clinical Trials Support Services, Inc., a North Carolina corporation (“CTSS”)].

WITNESSETH:

A.

Petula/ Principal and CTSS entered into a Lease dated as of November 3, 1999 (as amended, the “Existing Lease”) for certain premises known as Suites 240 and 206 consisting of approximately 8,080 rentable square feet of space (the “Original Premises”) on the second floor of that certain building known as Canterbury Hall (the “Building”) located at 4815 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

B.

Pursuant to that certain First Amendment to Lease dated December 20, 1999 between Petula/Principal and CTSS, the Original Premises was expanded to include approximately 4,664 rentable square feet of space on the third floor of the Building, creating the “Combined Premises” containing approximately 12,744 rentable square feet as more particularly described in the First Amendment.

C.

Pursuant to that certain Second Amendment to Lease dated October 10, 2003, between Landlord (as successor-in-interest to PetuIa/ Principal) and Tenant (as successor by name change to CTSS), the Original Premises was expanded to include an additional 8,656 rentable square feet designated as the First Floor Expansion Space, the Second Floor Expansion Space and the 2004 Expansion Space (collectively, the “Expansion Space”), all as more particularly described in said Second Amendment. For purposes hereof, the Combined Premises and Expansion Space are collectively hereinafter referred to as the “Complete Premises.”

D.

Landlord and Tenant desire to further amend the terms of the Existing Lease: (i) to increase the size of the Complete Premises to include approximately 2,285 rentable square feet of additional space on the second floor of the Building as shown on Exhibit A-2 attached hereto (the “Additional Second Floor Expansion Space”), and (ii) to modify certain other terms and conditions of the Existing Lease. The Existing Lease as amended by this Third Amendment is referred to as the “Lease.”

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

1.

Recitals. The recitals shall form a part of this Third Amendment.

2.

Term. Notwithstanding anything in the Lease to the contrary, the Term of the Lease with respect to the Additional Second Floor Expansion Space shall commence as of the ASF Expansion Date (as hereinafter defined) and shall expire on December 31, 2013, co-terminously with the Extension Term applicable to the Combined Premises and Expansion Space.

3.

Premises. Effective as of the date of Landlord’s delivery of the Additional
Second Floor Expansion Space to Tenant upfitted in substantial accordance with the Plans (as hereinafter defined) or the date upon which Landlord would have delivered the Additional Second Floor Expansion Space to Tenant upfitted in substantial accordance with the Plans but for delays attributable to Tenant or Tenant's agents, employees or contractors (the earlier of said dates being deemed the “ASF Expansion Date”) and continuing throughout the Extension Term, the Complete Premises shall be further expanded to include the Additional Second Floor Expansion Space and the Premises shall be redefined to be a total of 23,685 rentable square feet on the first, second and third floors of the Building (collectively, the “Revised Complete Premises”) as more particularly described on the floor plan attached hereto as Exhibit A-5”. Accordingly, as of the ASF Expansion Date, wherever reference is made in the Lease to the Premises~ the Revised Premises or the Complete Premises, it shall be deemed to mean the Revised Complete Premises, and Exhibits A-2, A-3 and A-4 to the Second Amendment) shall be replaced with Exhibit A-5 attached hereto in order to evidence the location of the Revised Complete Premises.

4.

Delivery. Landlord shall act in good faith and use diligent efforts to deliver the Additional Second Floor Expansion Space upfitted in accordance with the Plans to Tenant on or before November 1, 2004. Notwithstanding anything contained herein to the contrary, in no event shall Landlord's completion of the improvements to the Additional Second Floor Expansion Space be dependent upon, or the ASF Expansion Date delayed because of, the installation of any special equipment or improvements to the Additional Second Floor Expansion Space to be supplied and installed by Tenant.

5.

Tenant Improvements. Tenant agrees that it currently occupies, and shall continue to occupy, the Complete Premises in its “as is” condition without any further improvements thereto except as otherwise provided herein. Landlord shall, at its sole cost and expense, supervise the construction and installation of the initial tenant improvements in the Additional Second Floor Expansion Space as herein provided (collectively, the “Additional Improvements”), all in accordance with Tenant's plans and specifications for the design, construction and installation of the Additional Improvements (“Plans”), as such plans and specifications have been reviewed and approved by Landlord and Tenant, such approval not to be unreasonably withheld. Landlord shall substantially complete the Additional Improvements in accordance with said Plans and in a good and workmanlike manner, such substantial completion to be certified by Landlord's engineer and Tenant's architect inspecting the work.

In the event that either prior to the commencement of the installation of any Additional Improvements or at any time during or following the installation of the Additional Improvements, Tenant requests any change to the aforementioned Plans which has resulted or might result in an increase in the cost of the installation of such Additional Improvements, then Tenant shall promptly deliver the necessary funds to defray such excess cost to Landlord no later than fifteen (15) days after Landlord demands same. Notwithstanding the foregoing, any change order(s) requested by Tenant which will result in an increase in the cost of the construction and installation of any Additional Improvements shall be agreed to in advance by Landlord and Tenant, and Tenant shall be obligated to pay Landlord an additional construction management fee relative to such change order(s) equal to four percent (4%) of any increase in the cost of the construction and installation of the Additional Improvements.

Tenant acknowledges that Landlord may be supervising the construction of the Additional Improvements while Tenant occupies the Complete Premises and Landlord agrees that it shall use reasonable efforts to minimize any interference with Tenant's business operations within the Complete Premises while constructing such improvements.

6.

Rental. Notwithstanding anything in the Existing Lease to the contrary, beginning on the ASF Expansion Date and continuing throughout the remainder of the Extension Term, in addition to the Minimum Rental to be paid by Tenant for the Complete Premises, Tenant shall pay Minimum Rental for the Additional Second Floor Expansion Space as follows:

PERIOD	RATE	MONTHLY RENT	ANNUALRENT
1/1/05*-10/31/05	$0.00 per r.s.f.	$0.00	$0.00
11/1/05-10/31/06	$15.00 per r.s.f.	$2,856.25	$34,275.00
11/1/06-10/31/07	$15.37 per r.s.f.	$2,926.70	$35,120.40
11/1/07-10/31/08	$15.75 per r.s.f.	$2,999.06	$35,988.72
11/1/08-10/31/09	$16.14 per r.s.f.	$3,073.32	$36,879.84
11/1/09-10/31/10	$16.54 per r.s.f.	$3,149.49	$37,793.88
11/1/10-10/31/11	$16.95 per r.s.f.	$3,227.56	$38,730.72
11/1/11-10/31/12	$17.37 per r.s.f.	$3,301.54	$39,690.48
11/1/12-9/30/13	$17.80 per r.s.f.	$3,389.42	$40,673.04

Continuing throughout the Extension Term, as same may be extended, Tenant shall continue to pay Tenant's Proportionate Share of Operating Expenses, including insurance costs, taxes and operating expense charges, and any other amounts due and payable under the Lease, in accordance with the terms of the Lease, provided Tenant's Proportionate Share shall be adjusted to reflect the Revised Complete Premises (i.e. 23,685/44,161 = 53.6%) as of ASF Expansion Date.

7.

Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Third Amendment as of the day and year first above written.

LANDLORD:
CANTERBURY HALL IC, LLC,
a Delaware limited liability company
By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized agent

By:	/s/ Mark F. Scholz
Title:	Investment Director, Asset Management
Date:	October 6, 2004
TENANT:
CLINFORCE, INC., a Delaware corporation
By:	/s/ Tony Sims
Title:	President
Date:	September 27, 2004